As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333 - 192746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exa Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3139906 (I.R.S. employer identification no.)

55 Network Drive, Burlington MA 01803

(Address of principal executive offices)

Exa Corporation 1999 Series G Convertible Preferred Nonqualified Stock Option Plan

Exa Corporation 2005 Series G Convertible Preferred Stock Incentive Plan

Exa Corporation 2007 Stock Incentive Plan

Exa Corporation 2011 Stock Incentive Plan

Exa Corporation 2011 Employee Stock Purchase Plan

(Full title of the plan(s))

Matthew L. Vittiglio
Senior Legal Counsel, Americas

DS Americas Corp.

175 Wyman Street

Waltham, MA 02451-1223

(Name and address of agent for service)

(781) 810-3000

(Telephone number, including area code, of agent for service)

Copies to:

Robert M. Katz

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY  10022

Telephone:  (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on December 10, 2013 (File No. 333-192746) (the “Registration Statement”) of Exa Corporation, a Delaware corporation (the “Company”), is being filed to deregister all shares of common stock, par value $0.001, of the Company that had been registered and remain unsold under such Registration Statement.

On September 27, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dassault Systemes Simulia Corp., a Rhode Island corporation (“Parent”), 3DS Acquisition 3 Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on November 17, 2017, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, Massachusetts, as of November 17, 2017.

EXA CORPORATION

By:	/s/ Mark Neil
Mark Neil
Secretary

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